Exhibit 99.1

Ares Commercial Real Estate Corporation Expands Size & Improves Pricing on its Citigroup Funding Facility

New $125 Million Citigroup Facility Brings Total Revolving Funding Capacity to $400 Million

CHICAGO- July 17, 2013 - Ares Commercial Real Estate Corporation (NYSE: ACRE) announced today that it has expanded its Citigroup revolving funding facility from $86.2 million to $125.0 million.  In addition, the pricing on the facility was reduced from a range of LIBOR plus a margin of 2.50 percent to 3.50 percent to a range of LIBOR plus a margin of 2.25 percent to 2.75 percent.

Through this amendment, Ares Commercial Real Estate Corporation has increased its total revolving funding facility capacity across its three facilities to $400 million.

“We appreciate Citigroup’s support in recognition of our increased scale, improved balance sheet, and more diversified investment portfolio,” said Todd Schuster, Co-Chief Executive Officer of Ares Commercial Real Corporation.  “The incremental capacity and enhanced flexibility should provide economic benefits to our shareholders as we fund additional investments and provide the capital sought by our growing client base.”

About Ares Commercial Real Estate Corporation

Ares Commercial Real Estate Corporation is a specialty finance company that originates, invests in and manages middle-market commercial real estate loans and other commercial real estate investments. Through its national direct origination platform, Ares Commercial Real Estate Corporation provides flexible financing solutions for middle market borrowers. Ares Commercial Real Estate Corporation intends to elect to be taxed as a real estate investment trust and is externally managed by an affiliate of Ares Management LLC, a global alternative asset manager with approximately $65 billion in committed capital under management as of March 31, 2013 and pro forma for the closing of the AREA Property Partners transaction which occurred on July 1, 2013.  For more information, please visit our website at arescre.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Commercial Real Estate undertakes no duty to update any forward-looking statements made herein.

Contact:

Ares Commercial Real Estate Corporation
Carl Drake

(404) 814-5204